Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Newegg Inc.

City of Industry, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 23, 2020, except for the retrospective adjustments to the classification of the Series A and AA convertible preferred stock to temporary equity as to which the date is December 9, 2020, relating to the consolidated financial statements of Newegg Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

December 23, 2020